Amerant Bancorp Inc.

Second Quarter 2019 Earnings Conference Call

June 26, 2019

Cautionary Notice Regarding Forward-Looking Statements

This Live Webcast contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, future financial and operating results; costs and revenues; economic conditions generally and in our markets and among our customer base; loan demand; mortgage lending activity; changes in the mix of our earning assets and our deposit and wholesale liabilities; net interest margin; yields on earning assets; interest rates (generally and those applicable to our assets and liabilities); credit quality, including loan performance, nonperforming assets, provisions for loan losses, charge-offs, the effects of redemptions of trust preferred securities, rebranding and staff realignment costs and expected savings, other-than-temporary impairments and collateral values; market trends; and customer preferences, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlook” "modeled" and other similar words and expressions of the future.

Forward-looking statements, including those as to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s  actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events.  You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2018 and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website www.sec.gov.

Interim Financial Information

Unaudited financial information as of and for interim periods, including as of and for the three and six month periods ended June 30, 2019 and 2018, may not reflect our results of operations for our fiscal year ended, or financial condition as of December 31, 2019, or any other period of time or date.

Non-GAAP Financial Measures

The Company supplements its financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) with non-GAAP financial measures, such as Adjusted Net Income per Share (Basic and Diluted), Adjusted Noninterest Expense, Adjusted Return on Equity (ROE), Adjusted Return on Assets (ROA), or other ratios. This supplemental information should not be considered in isolation or as a substitute for the GAAP measures presented herein.

We use certain non-GAAP financial measures, including these, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance and prospects for future performance, especially in light of the additional costs we have incurred in 2018 in connection with the Spin-off and related transactions, and the rebranding and restructuring expenses which began in 2018 and continue in 2019. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies. See Appendix 1 “Non-GAAP Financial Measures Reconciliations” for reconciliation of these non-GAAP financial measures to their GAAP counterparts.

Operator

Ladies and gentlemen, welcome to the Amerant Bancorp Second Quarter Earnings Conference Call and Live Webcast. I am the West operator. This conference call is being recorded.  At this time, it's my pleasure to hand over the call to Ms. Laura Rossi, Investors Relations Officer at Amerant. Please go ahead.

Investor Relations Officer (Slide 2) - Laura Rossi

Thank you, Operator.

Good morning to everyone on the call and thank you for joining us to review Amerant Bancorp's second quarter results. With me this morning are Millar Wilson, Vice Chairman and Chief Executive Officer; Al Peraza, Co-President and Chief Financial Officer; and Miguel Palacios, Executive Vice President and Chief Business Officer.

Before we begin, note that the Company's press release, comments made on today's call, and responses to your questions contain forward-looking statements. The Company's business and operations are subject to a variety of risks and uncertainties, many of which are beyond its control, and consequently, actual results may differ materially from those expressed or implied. Please refer to the Cautionary Notices Regarding Forward-Looking Statements in the Company’s press release. For a more complete description of these and other possible risks, please refer to the Company's annual report on Form 10-K for the year ended December 31st, 2018, as well as to subsequent filings with the S.E.C. You can access these filings on the S.E.C's website.

Please note that Amerant has no obligation and makes no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

You should also note that the Company's press release, earnings presentation, and today's call include references to certain adjusted financial measures also known as and other "non-GAAP disclosures financial measures". Please refer to the back of the Company's recent earnings presentation to see the reconciliation of each non-GAAP financial measure to its most comparable GAAP financial measure.

I will now turn the call over to Mr. Wilson.

Introduction (Remain in Slide 2) – Millar Wilson

Good morning and thank you for joining Amerant’s second quarter 2019 earnings call, our second earnings call since the IPO. On today’s call, we’ll discuss Amerant’s results for the first half of the year and then touch upon our business strategies and what we’re looking forward to in the second half of 2019. I’ll begin with our second quarter 2019 highlights and then Al will review our financial performance in greater detail. After our prepared remarks, Al, Miguel and I will address any questions.

Starting on slide 3 and slide 4 we have a summary of our performance for the quarter.

Performance Highlights (Slide 3) – Millar Wilson

We made significant progress this quarter on our new strategy as a standalone company. We continued our efforts to drive shareholder value, reporting a 23.4% increase in Net Income over the second quarter of 2018.

This quarter we continued executing on our relationship-focused strategy, remixing our loan portfolio towards higher-yielding, lower-risk domestic loans, while maintaining asset quality, and increasing our domestic funding from core deposits. We will continue to execute on these strategies with the goal of obtaining a greater share of wallet from new and existing customers by delivering the high-touch service that we want our customers to associate with the Amerant brand.

Speaking of our brand, in April, after many months of hard work and preparation, we successfully launched Amerant as our new brand across all of our markets. Our buildings and branches as well as digital platforms now bear Amerant’s new vibrant logo and customer-centric “Meant for You” tagline. We will continue to build brand awareness in the coming quarters.

Most notably, we achieved a number of operational efficiencies that will drive profitability in the coming months. After many months of streamlining our operations and shifting away from non-core businesses, we will migrate to a single-segment in our financial reporting, which will be reflected in our quarterly report on Form 10-Q. This is a direct result of our efforts to simplify how we manage our business.

On the profitability front, earlier this month, we announced the redemption of $25 million of our two most expensive tranches of trust preferred securities, which is expected to occur during the third quarter. These redemptions will reduce our annual interest expense by approximately $2.6 million and improve net interest margin by approximately 3 basis points in the months following the redemption. Our remaining $26.8 million of 8.9% fixed-rate trust preferred securities is callable in whole or in part, which may be an opportunity for capital deployment.

Furthermore, Amerant was added to the Russell 2000® Index in June, which will bolster our recognition in the capital markets, and among investors, including those tracking this index.

Second Quarter 2019 Results (Slide 4) – Millar Wilson

On slide 4, our net income for the quarter was relatively flat from the first quarter, but 23.4% over the same quarter last year. On an adjusted basis, excluding the spin-off costs incurred in the second quarter of last year and the restructuring costs incurred this quarter, the improvement over the same quarter last year was 6.4%, and from the prior quarter was 8.7%.

Our return on assets reached 0.66% (or 0.77% on an as adjusted basis) and our earnings per share of 30 cents (or 35 cents on an as adjusted basis), outperforming market expectations.

Al will explain the non-GAAP adjustments and provide more detail on the results shortly.

Our credit and asset quality remained strong this quarter, leading to a release from the allowance for loan losses of $1.4 million, primarily due to improving quantitative factors in our portfolio. Non-performing assets as a percentage of total assets remained consistent year-over-year but increased by fifteen basis points from the first quarter due to one relationship totaling $11.6 million being placed in non-accrual status in June 2019.

And now I will turn the call over to Al, who will go over the quarter in more detail.

Al Peraza (Remain in Slide 4)

Thank you, Millar. Good morning, everyone. Before we move on to the loan portfolio slide, I would like to discuss the highlights in our balance sheet this quarter.

On the assets side, total loans this quarter grew by $71.3 million, or 1.3%, partially funded by the investment portfolio reduction of $50.7 million, or 3.0%. This resulted in asset growth of $24.5 million, or 0.3%.

As far as our funding, we were able to grow domestic deposits by $51 million this quarter. This was offset by the decline in international deposits of $120 million, with the remainder being funded by the increase in FHLB advances of $55.0 million, or 5.1%.

Our stockholder's equity increased by $27.6 million or 3.5%. Net income contributed $12.9 million of this increase with the balance attributed to comprehensive income, stemming from higher market valuations in our available for sale investment portfolio.

Loan Portfolio Highlights (Slide 5) – Al Peraza

So if we now move on to slide 5, we can see some of the movements above in greater detail.

In the second quarter loans grew $78.3 million, or 1.4% to close at $5.8 billion. We experienced net growth this quarter in the Texas and New York markets of $66.7 and $37.0 million, respectively. In Florida, we experienced a net decline of $36.2 million, primarily due to the planned runoff of our non-relationship Shared National Credit (SNC) and Latin American Financial Institutions (FI) loans. Total loan production this quarter was approximately $600 million.

Compared to the second quarter of 2018, our loan portfolio decreased 6.5%. This decline was caused by the above mentioned planned reductions. Since June 30, 2018, we have reduced the non-relationship SNCs and foreign FI loans by $420 million and $347 million, respectively. The lower interest rates this year allowed us to sell many of these loans at favorable market prices as demand was strong for assets tied to 3-month LIBOR. In this line, I am pleased to announce that presently Amerant does not have a meaningful exposure in foreign FI or non-relationship SNCs, with only $5.0 million and $64 million, respectively. On the other hand, as part of our strategy to focus on domestic loans, our domestic loans, excluding non-relationship SNCs, grew 8.0% over the last twelve months.

As we discussed last quarter, these reductions and runoffs align with our broader strategy to prioritize profitability from core relationships.

From a product standpoint, the reductions were partially offset with higher-yielding, lower-risk domestic loans. Owner-Occupied Commercial and Multifamily Residential Commercial Real Estate loans saw year-over-year growth of $182.4 million or 27.9% and $109.6 million or 12.8%, respectively. Domestic loans now comprise 96.3% of Amerant’s current total loan portfolio.

Finally, as we continue to execute on the relationship-driven business model, our teams are also working to capture a greater share of our borrowing customers’ deposits and wealth management businesses.

Credit Quality (Slide 6) – Al Peraza

Moving onto slide 6, we continue to experience strong credit quality, and the Company was able to release $1.4 million from its allowance for loan losses this quarter.

This release was largely driven by continued improvements in the quantitative factors of our Commercial Real Estate and Commercial Loan portfolios, which were partially offset by additional reserve requirements for one relationship, additional provisions associated with the sunset of the Company’s credit card product, and loan growth.

Non-performing assets increased $12.2 million in the latest quarter, and totaled $32.8 million at June 30, 2019. Non-performing assets to total assets were 41 basis points, up from 26 basis points at March 31, and flat year over year. This resulted primarily from the downgrade to substandard and non-accrual of $11.6 million of mostly special mention loans to a South Florida borrower. These loans are current on their payments and secured by residential, owner occupied commercial property and CRE in South Florida, and business receivables. Management proactively placed these in non-accrual as the customer’s business cash flows from sales in Puerto Rico continued to be adversely affected by the effects of Hurricanes Maria and Irma in 2017. Despite this downgrade, the ratio of non-performing assets to total assets remained flat year-over-year.
Furthermore, several unrelated loans consisting of two commercial loans totaling $3.1 million and two owner-occupied commercial real estate loans totaling $2.2 million were added to special mention as part of our regular credit reviews in June. As a result, special mention credits declined by a net of $4.0 million in 2Q19 and stand at $21 million.

Interest-Earning Assets (Slide 7) – Al Peraza

Turning to slide 7, you can see that our loan yield expansion continued into this quarter, driven by the replacement of the previously-mentioned non-relationship SNCs and foreign FI loans with higher yielding domestic loans. The average yield also increased notably year on year due to the loan mix and higher market rates during 2018. While our loan yields have improved considerably over the past year, we will continue to build on this momentum.

Our investment securities yield declined by thirteen basis points from the previous quarter primarily as a result of increased paydowns in the SBA portfolio. Investments were slightly down from $1.70 billion at the end of the first quarter to $1.65 billion in the second quarter primarily due to the sale of $91.2 million of municipal securities and the aforementioned SBA paydowns.

Deposit Highlights (Slide 8) – Al Peraza

Moving on to slide 8, total deposits at the end of this quarter were $5.8 billion, down 1.2% compared to the prior quarter and down 8.5% compared to the end of the second quarter of 2018. This year-over-year decline was driven by the decrease in international core deposits, which dropped 4.1% and 13.7%, respectively, compared to March 31, 2019 and June 30, 2018. As living conditions in Venezuela remain difficult, our Venezuelan resident customers continue to rely on their savings to fund daily living expenses. Our annualized international deposit runoff rate was 15% this quarter. As we expect this runoff to continue into the next few quarters, we are actively working to increase our share of wallet of select high net worth international customers with whom we maintain strong long-term relationships.

We continue to shift our focus to lower-cost funding and more precisely, to growing Amerant’s domestic relationship accounts and core deposits. While domestic demand deposits are more expensive than international demand deposits, these domestic customers have higher growth potential and present better opportunities for cross-selling Amerant’s other products and services, especially wealth management. At the end of this quarter, 52% of our deposits consisted of domestic accounts, up from 49% a year ago. One of our main focuses in our efforts to increase core deposits is our commercial customer base. Year on year the total deposits from our real estate and commercial businesses increased by $87.7 million or 22.47%.

This quarter’s decrease in customer CDs and our relatively flat domestic deposits, resulted from our strategic decision to decrease the promotional interest rates we paid. We continue to focus our efforts to retain customers with higher probabilities of renewal at lower-than-market rates. As a result we were able to renew approximately $33.6 million (27% of our total renewals) in the second quarter at rates that were lower than the highest rates paid in our markets.

Net Interest Income and NIM (Slide 9) – Al Peraza

Turning to slide 9, net interest income was $53.8 million in the second quarter, down 2.9% from last quarter, and down 0.4% from the year-ago period. This quarter’s lower net interest income was primarily due to the lower average loan balances resulting from the reduction in non-relationship SNCs as well as higher domestic deposit costs.

The international deposit runoff caused our cost of funding to increase, as we replaced those funds with domestic relationship money market deposits at rates competitive with peers. In the second quarter of 2019, $234 million of our relationship money market deposits as well as $121 million of time deposits, which were booked in 2018 or earlier at lower rates, repriced at a higher cost.

Second quarter NIM declined by four basis points compared to the first quarter, primarily driven by higher funding costs. We have been taking steps to control NIM compression in the coming quarters by:

1.	Establishing floors on term sheets on new loan originations;

2.	Decreasing rates on time deposits and increasingly relying on pricing intelligence;

3.	Focusing on relationship accounts to stabilize cost of funds;

4.	Rationalizing special rates paid to top customers; and

5.	Shifting towards shorter-term professional funding.

Earlier this month we took an important step towards improving our NIM when we announced the redemption in the coming weeks of $25.0 million of our two most expensive Trups with an average cost of 10.4%. When completed, their redemptions will reduce our annual interest expense by approximately $2.6 million and improve our NIM by approximately three basis points.

From a longer-term view, our second quarter net interest margin has improved significantly from the year-ago quarter, up 15 basis points, primarily due to our continued efforts to shift towards higher-yielding domestic loans. And while we are pleased with the steady progress we’ve made to drive net interest income and margin improvement over the past year, market pricing pressure and compression will remain a headwind, if interest rates continue to decline.

Noninterest Income (Slide 10) – Al Peraza

Now turning to slide 10, noninterest income of $14.1 million was up nearly 7% from the prior quarter. However, it was down almost 6% from the prior year's second quarter. The second quarter increase was driven by a $979 thousand gain on the sale of municipal bonds in the quarter, as well as a $255 thousand increase in deposit and service fees due to higher wire transfer and treasury management fees. This quarter, as a result of the spin-off, we also recognized significantly higher debit card interchange fees as we are no longer subject to the Durbin Amendment’s limit. We now expect an annualized increase in debit card fees of approximately $870 thousand. Fees for services provided to our former parent and its subsidiaries declined by approximately $600 thousand in the first half of the year and the services have been largely terminated.

Our foreign customers’ trading in certain Venezuelan securities were halted by U.S. Government sanctions imposed in February 2019. This contributed to the year-over-year decrease in noninterest income as brokerage and management fees of $3.7 million were down almost $690 thousand from the second quarter of 2018. Additionally, the second quarter of 2018 benefited from a gain of $882 thousand from the early termination of Federal Home Loan Bank advances.

Amerant’s total assets under management increased to $1.8 billion in the second quarter, up from $1.7 billion at the end of the first quarter primarily on improved market values. We also continue to focus on leveraging our wealth management platform to grow this side of our domestic business.

Noninterest Expense (Slide 11) – Al Peraza

Moving on to slide 11, second quarter noninterest expense was $52.9 million, a slight increase over the prior quarter and flat year-over-year. Second quarter 2019 noninterest expense included $2.7 million of restructuring expenses which consisted of $1.8 million in costs associated with the rebranding to "Amerant" and $900 thousand of severance costs associated with workforce reductions during the quarter in connection with our transformation efforts.

As we have discussed in previous quarters, we continue to focus on rationalizing our personnel expenses as reflected in our reduction of 50 FTEs this quarter, for a total reduction of 101 FTEs, or 11%, in the last twelve months.

Each of the first two quarters of 2019 included amortization costs of the restricted stock granted to select management and staff in December 2018 in connection with our IPO. The total amortization for 2019 is approximately $6.0 million, or $1.5 million per quarter through 2019, declining to an estimated cost of $2.7 million in 2020 and $1.1 million in 2021.

This amortization cost largely offset the personnel cost savings we have achieved this year resulting from the workforce reductions announced in December 2018 and additional reductions during the first and second quarter. Moreover, the cost savings from the reduction of 50 FTEs in the second quarter is not yet reflected in the results as most of the terminations took place later in the quarter.

On the rebranding, we expect to incur approximately $1.8 million in additional rebranding expenses in the remainder of 2019. In addition, we spent approximately $1.2 million in rebranding CAPEX, which will be amortized in future periods.

Adjusted Noninterest Expense (Slide 12) – Al Peraza

On slide 12, we see that noninterest expense, adjusted for the 2018 spin-off and 2019 transformation costs, was $50.2 million, down almost 1.6% from the prior quarter and up 1.6% from the second quarter of 2018. Again the first and second quarters of this year include the IPO grant amortization cost.

Interest Rate Sensitivity (Slide 13) – Al Peraza

Turning to slide 13, while we continue to be asset-sensitive, our asset sensitivity will be reduced by the decrease in long term brokered CD funding as well as from our strategic exit from non-relationship SNCs and our focus on increasing core deposits.

We have modeled that a rate drop of 25 basis points, which management believes is likely to take place during the third quarter, will impact our net interest income by approximately $5 million, or 2.0%, over the following one year period.

Now, I hand it over back to Millar to conclude our prepared remarks.

FY19 Goals (Slide 14) – Millar Wilson

Thank you, Al.

Moving onto our last slide, our goals for 2019 remains largely unchanged from what we shared last quarter. We remain totally committed to executing our strategy:

•	Strengthen our relationship-driven business model

•	Build on our rebranding to Amerant; and

•	An unwavering focus on improving profitability and capital returns

With that, we'll be happy to take any of your questions. Operator, please open the line for Q&A.

[Q&A]

Operator

At this time, there are no further questions. Mr. Wilson, you may proceed.

Closing Remarks – Millar Wilson

Thank you Operator.

As you all know, this is our second earnings call after the IPO, but more importantly, it is only the second quarter in our journey to becoming a highly profitable, customer-centric, high-touch community bank. All of us at Amerant look forward to a bright future ahead.

Thank you all for your time this morning and have a nice day.

Operator.

Operator

This concludes today's conference call. Thank you for joining. Have a wonderful day. You may all disconnect.